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                                                                      Exhibit 21
                          LIST OF SUBSIDIARY COMPANIES



                                                          State of Incorporation

Cardinal Indemnity Company of North America                            Vermont
Roy F. Weston (Delaware), Inc.                                         Delaware
Weston International Holdings, Inc. (d/b/a Weston International)       Delaware
Roy F. Weston of New York, Inc.                                        New York
Roy F. Weston (IPR), Inc.                                              Delaware
Moorstein, Inc.                                                        Delaware